Exhibit 4.2

Consolidated Financial Statements of

INTERMAP TECHNOLOGIES

CORPORATION

Years ended December 31, 2024 and 2023

KPMG LLP

150 Elgin Street, Suite 1800

Ottawa, ON K2P 2P8 Canada

Tel 613-212-5764

Fax 613-212-2896

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Intermap Technologies Corporation

Opinion

We have audited the consolidated financial statements of Intermap Technologies Corporation (the Entity), which comprise:

●	the consolidated statements of financial position as at December 31, 2024 and December 31, 2023

●	the consolidated statements of income (loss) and other comprehensive income (loss) for the years then ended

●	the consolidated statements of changes in shareholders’ equity (deficiency) for the years then ended

●	the consolidated statements of cash flows for the years then ended

●	and notes to the consolidated financial statements, including a summary of material accounting policy information

(Hereinafter referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Entity as at December 31, 2024 and December 31, 2023, its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Financial Statements” section of our auditor’s report.

We are independent of the Entity in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to KPMG LLP.

Material Uncertainty Related to Going Concern

We draw attention to Note 2(a) in the financial statements, which indicates that Intermap Technologies Corporation has negative cash flows from operating activities and negative working capital (current assets less current liabilities) at December 31, 2024.

As stated in Note 2(a) in the financial statements, these events or conditions, along with other matters as set forth in Note 2(a) in the financial statements, indicate that a material uncertainty exists that casts substantial doubt on the Entity’s ability to continue as a going concern.

Our opinion is not modified in respect of this matter.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for the year ended December 31, 2024. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

In addition to the matter described in the “Material Uncertainty related to Going Concern” section of the auditor’s report, we have determined the matters described below to be the key audit matters to be communicated in our auditor’s report.

Estimated total contract costs of acquisition services contracts Description of the matter

We draw attention to Notes 2(d)(v), 3(k)(iii) and 12 of the financial statements. For the year ended December 31, 2024, the Entity recognized acquisition services revenue of $10,496 thousand. Revenue from acquisition services contracts, which are fixed-price contracts, is recognized over time based on the ratio of costs incurred to estimated total contract costs. The determination of estimated total contract costs of acquisition services contracts requires the use of significant assumptions related to estimated purchased services, materials, and labor costs.

Why the matter is a key audit matter

We identified the evaluation of the estimated total contract costs of acquisition services contracts as a key audit matter. This matter represented a significant risk of material misstatement and significant auditor judgment was required in evaluating the results of our audit procedures relating to the Entity’s significant assumptions noted above.

How the matter was addressed in the audit

The primary procedures we performed to address this key audit matter included the following:

For the acquisition services contracts in-progress at year-end, we evaluated the appropriateness of the Entity’s determination of estimated total contract costs by performing the following:

●	Inspected a selection of executed contracts and interviewed the Entity’s project manager to obtain an understanding of the contractual requirements and related performance obligations.

●	Evaluated the estimated purchased services, materials and labor costs by assessing progress to date and the nature of work to be performed through inquiring with the Entity’s project manager, and inspecting supporting documentation, if any, between the Entity and suppliers and subcontractors.

●	Obtained an understanding of the total contract costs estimated at the outset of the contract and factors that impacted any increase or decrease to the estimated costs-to - complete the contract at year-end by inquiring with the Entity’s project manager and obtaining supporting documentation, if any.

Evaluation of the fair value of the investment in a privately held company Description of the matter

We draw attention to Notes 2(d)(iii), 3(f) and 8 of the financial statements. At December 31, 2024, the Entity had an investment in a privately held company (“investment”) which was valued at $776 thousand over which the Entity exercises no control or significant influence. The investment is carried at fair value, with the change recognized in profit or loss. The fair value of the investment at December 31, 2024 was estimated using a market-based approach with primarily unobservable inputs, including the comparable enterprise value to revenue multiples, and discounted for considerations such as the lack of marketability and other differences between the comparable peer group and the privately held company.

Why the matter is a key audit matter

We identified the evaluation of the fair value of the investment in a privately held company as a key audit matter. This matter represented a significant risk of material misstatement given the magnitude of the investment. In addition, significant auditor judgment and specialized skills and knowledge were required in evaluating the results of our audit procedures regarding the Entity’s unobservable inputs identified above.

How the matter was addressed in the audit

The primary procedures we performed to address this key audit matter included the following:

We involved valuation professionals with specialized skills and knowledge, who assisted in evaluating the appropriateness of the comparable enterprise value to revenue multiples (“multiples”), and discounted for considerations such as the lack of marketability (“DLOM”) and other differences between the comparable peer group and the privately held company. The multiples and DLOM were evaluated by comparing them to independently developed multiples and DLOM using publicly available market data and other considerations.

Other Information

Management is responsible for the other information. Other information comprises:

●	the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions.

●	the information, other than the financial statements and the auditor’s report thereon, included in a document likely to be entitled “2024 Annual Report”.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit and remain alert for indications that the other information appears to be materially misstated.

We obtained the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions as at the date of this auditor’s report.

If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in the auditor’s report.

We have nothing to report in this regard.

The information, other than the financial statements and the auditor’s report thereon, included in a document likely to be entitled “2024 Annual Report” is expected to be made available to us after the date of this auditor’s report. If, based on the work we will perform on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Entity’s ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Entity’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit.

We also:

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that cast substantial doubt on the Entity’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Entity to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●	Communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

●	Provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

●	Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the group as a basis for forming an opinion on the group financial statements. We are responsible for the direction, supervision and review of the audit work performed for the purposes of the group audit. We remain solely responsible for our audit opinion.

●	Determine, from the matters communicated with those charged with governance, those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our auditor’s report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Chartered Professional Accountants, Licensed Public Accountants

The engagement partner on the audit resulting in this auditor’s report is Samir Shandal.

Ottawa, Canada

March 31, 2025

Intermap Technologies corporation

Consolidated Statements of Financial Position

(In thousands of United States dollars)

	December 31,	December 31,
	2024	2023

Assets

Current assets:
Cash	$445	$677
Amounts receivable (Note 18)	3,367	312
Unbilled revenue (Note 12)	2,640	-
Prepaid expenses (Note 12)	536	311
	6,988	1,300

Prepaid expenses	17	50
Property and equipment (Note 5)	2,911	979
Intangible assets (Note 6)	847	977
Right of use assets (Note 7)	401	381
Investment (Note 8)	776	849
Total assets	$11,940	$4,536

Liabilities and Shareholders’ Equity (Deficiency)

Current liabilities:
Accounts payable and accrued liabilities (Note 9)	$4,826	$4,388
Bank loan (Note 10(a))	32	38
Current portion of government loans (Note 10(d))	132	117
Loan payable (Note 10(b))	97	-
Lease obligations (Note 11)	340	257
Unearned revenue (Note 12)	2,022	2,553
Income taxes payable	24	61
	7,473	7,414

Bank loan (Note 10(a))	-	33
Long-term project financing (Note 10(c))	167	182
Long-term government loans (Note 10(d))	141	274
Loan payable (Note 10(b))	172	-
Unearned revenue (Note 12)	136	-
Lease obligations (Note 11)	112	198
Total liabilities	8,201	8,101

Shareholders’ equity (deficiency):
Share capital (Note 14(b))	213,528	209,296
Warrants (Note 15)	367	791
Accumulated other comprehensive loss	(147)	(156)
Contributed surplus (Note 14(c))	28,009	26,985
Deficit	(238,018)	(240,481)
Total shareholders’ equity (deficiency)	3,739	(3,565)

Going concern (Note 2(a))
Subsequent event (Note 21)

Total liabilities and shareholders’ equity (deficiency)	$11,940	$4,536

See accompanying notes to consolidated financial statements.

Intermap Technologies corporation

Consolidated Statements of Income (Loss) and Other Comprehensive Income (Loss)

(In thousands of United States dollars, except per share information)

For the years ended December 31,	2024	2023

Revenue (Note 12)	$17,637	$6,197

Expenses:
Operating costs (Note 13(a))	14,003	8,361
Depreciation of property and equipment (Note 5)	396	549
Amortization of intangible assets (Note 6)	364	316
Depreciation of right of use assets (Note 7)	333	314
Loss on disposal of equipment (Note 5)	-	3
	15,096	9,543

Operating income (loss)	2,541	(3,346)

Loss on fair value of investment (Note 8)	(72)	(162)
Financing costs (Note 13(b))	(89)	(61)
Financing income	44	4
Gain (loss) on foreign currency translation	39	(79)
Income (loss) before income taxes	2,463	(3,644)

Income tax expense:
Current (Note 16)	-	(57)
	-	(57)

Income (loss) for the period	$2,463	$(3,701)

Other comprehensive loss:

Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences	9	(15)

Comprehensive income (loss) for the period	$2,472	$(3,716)

Basic income (loss) per share	$0.05	$(0.10)
Diluted income (loss) per share	$0.05	$(0.10)

Weighted average number of Class A common
shares - basic (Note 14(d))	45,962,966	38,446,599
shares - diluted (Note 14(d))	50,524,804	38,446,599

See accompanying notes to consolidated financial statements.

Intermap Technologies corporation

Consolidated Statements of Changes in Shareholders’ Equity (Deficiency)

(In thousands of United States dollars)

	Share Capital	Warrants	Contributed Surplus	Accumulated Other Comprehensive Loss	Deficit	Total

Balance at December 31, 2022	$208,406	$493	$26,603	$(141)	$(236,780)	$(1,419)

Comprehensive loss for the period	-	-	-	(15)	(3,701)	(3,716)
Share-based compensation	-	-	244	-	-	244
Private placement proceeds (Note 14(b))	1,115	404	-	-	-	1,519
Issuance costs	(225)	32	-	-	-	(193)
Expiry of warrants	-	(138)	138	-	-	-

Balance at December 31, 2023	$209,296	$791	$26,985	$(156)	$(240,481)	$(3,565)

Comprehensive income for the period	-	-	-	9	2,463	2,472
Share-based compensation	-	-	487	-	-	487
Private placement proceeds (Note 14(b))	2,445	-	-	-	-	2,445
Issuance costs	(254)	10	103	-	-	(141)
Exercise of warrants	2,041	(434)	434	-	-	2,041

Balance at December 31, 2024	$213,528	$367	$28,009	$(147)	$(238,018)	$3,739

See accompanying notes to consolidated financial statements.

Intermap Technologies corporation

Consolidated Statements of Cash Flows

(In thousands of United States dollars)

For the twelve months ended December 31,	2024	2023

Operating activities:
Net income (loss) for the period	$2,463	$(3,701)
Interest paid	(78)	(37)
Income tax (paid) refunded	(37)	4
Adjustments for:
Loss on fair value of investment	72	162
Depreciation of property and equipment	396	549
Amortization of intangible assets	364	316
Depreciation of right of use assets	333	314
Share-based compensation expense	398	304
Loss on disposal of equipment	-	3
Financing costs	89	61
Current income tax expense	-	57
Changes in working capital:
Amounts receivable	(3,055)	978
Unbilled revenue and prepaid expenses	(2,832)	99
Accounts payable and accrued liabilities	527	737
Unearned revenue	(395)	(400)
Gain on foreign currency translation	(36)	(48)
Cash flows used by operating activities	(1,791)	(602)

Investing activities:
Purchase of property and equipment	(2,018)	(144)
Additions to intangible assets	(234)	(277)
Cash flows used in investing activities	(2,252)	(421)

Financing activities:
Proceeds from private placement	2,445	1,519
Issuance costs	(141)	(193)
Exercise of warrants	2,041	-
Payment of lease obligations	(345)	(327)
Repayment of bank loan	(41)	(48)
Repayment of loan payable	(41)	-
Repayment of government loans	(114)	(121)
Cash flows provided by financing activities	3,804	830

Effect of foreign exchange on cash	7	27

Decrease in cash	(232)	(166)

Cash, beginning of period	677	843

Cash, end of period	$445	$677

See accompanying notes to consolidated financial statements.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 1

1.	Reporting entity:

Intermap Technologies ® Corporation (the Company) is incorporated under the laws of Alberta, Canada. The head office of Intermap is located at 385 Inverness Parkway, Suite 105, Englewood, Colorado, USA 80112. Its registered office is located at 400, 3rd Avenue SW, Suite 3700, Calgary, Alberta, Canada T2P 4H2.

Intermap is a global location-based geospatial intelligence company, creating a wide variety of geospatial solutions and analytics for its customers. Intermap’s geospatial solutions and analytics can be used in a wide range of applications including, but not limited to, location-based information, geospatial risk assessment, geographic information systems, engineering, utilities, global positioning systems maps, oil and gas, renewable energy, hydrology, environmental planning, wireless communications, transportation, advertising, and 3D visualization.

2.	Basis of preparation:

(a)	Going concern:

These consolidated financial statements have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes the Company will continue in operation for the foreseeable future and can realize its assets and discharge its liabilities and commitments in the normal course of business. During the year ended December 31, 2024, the Company reported net income of $2,463, and negative cash flows from operating activities of $1,791. In addition, the Company has a shareholders’ equity of $3,739 and negative working capital of $485 (current assets less current liabilities) at December 31, 2024.

The above factors in the aggregate indicate there are material uncertainties which cast substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on management’s ability to successfully secure sales with upfront payments, execute on the new foreign government contract award and / or obtain additional financing. There can be no assurance that such plans will be achieved. Failure to achieve one or more of these requirements could have a materially adverse effect on the Company’s financial condition and / or results of operations. The Board of Directors and management continue to take actions to address these issues including completing an issuer private placement during the third quarter, raising gross proceeds of C$3,307, and subsequent to year end, raising gross proceeds of C$11,935. The Company intends to use the funds for working capital and execution of government contracts.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 2

The consolidated financial statements do not reflect adjustments that would be necessary if the going concern assumption was not appropriate. If the going concern basis was not appropriate for these consolidated financial statements, then adjustments would be necessary to the carrying value of assets and liabilities, the reported revenues and expenses, and the statement of financial position classifications used.

(b)	Statement of compliance:

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The material account policies are summarized in Note 3.

The policies applied in these consolidated financial statements are based on IFRS as issued by the IASB and effective for the Company’s fiscal year end December 31, 2024. The Board of Directors approved the consolidated financial statements on March 31, 2025.

(c)	Measurement basis:

The consolidated financial statements have been prepared mainly on the historical cost basis. Other measurement bases used are described in the applicable notes.

(d)	Use of estimates:

Preparing consolidated financial statements in conformity with IFRS as issued by the IASB requires management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the period. Actual results could differ from these estimates.

Estimates and underlying assumptions are reviewed on an on-going basis. Revisions to accounting estimates are recognized in the period in which the estimates are reviewed and in any future periods affected.

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the next financial year include the following:

i.	Depreciation and amortization rates:

In calculating the depreciation and amortization expense, management is required to make estimates of the expected useful lives of property and equipment.

ii.	Trade receivables:

The Company uses historical trends and performs specific account assessments when determining the expected credit losses. These accounting estimates are in respect to the trade receivables line item in the Company’s consolidated statements of financial position. At December 31, 2024, trade receivables represented 28% of total assets.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 3

The estimate of the Company’s expected credit losses could change from period to period due to the allowance being a function of the balance and composition of trade receivables.

iii.	Investments:

The valuation of the Company’s investment in a privately held company requires the application of management estimates and judgments with respect to the determination of appropriate valuation method applied at each reporting date. The assumptions for estimating fair value of the investment are disclosed in Note 8.

iv.	Share-based compensation:

The Company uses the Black-Scholes option-pricing model to determine the grant date fair value of share-based compensation. The following assumptions are used in the model: dividend yield; expected volatility; risk-free interest rate; expected option life; and fair value.

Changes to assumptions used to determine the grant date fair value of share-based compensation awards can affect the amounts recognized in the consolidated financial statements.

v.	Revenue:

Revenue from acquisition service contracts, which are fixed-price contracts, is recognized over time based on the ratio of costs incurred to estimated total contract costs. The determination of estimated total contract costs of acquisition services contracts requires the use of significant assumptions related to estimated purchased services, materials, and labor costs. Changes to the assumptions used to measure revenue could impact the amount of revenue recognized in the consolidated financial statements (see Note 3(k)).

vi.	Impairment:

The carrying value of long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable and assesses the impairment for intangible assets not yet available for use on an annual basis. The Company has determined that its long-lived assets belong to two distinct cash-generating units (“CGUs”). The Company determines the value in use based on estimated discounted future cash flows and an impairment is recognized if the carrying value exceeds that estimate. The assumptions used in determining estimated discounted future cash flows include projected revenues and discount rates. Judgment is required in determining the level at which to test impairment, including the grouping of CGUs that generate cash inflows (see Note 3(j)).

(e)	Functional and presentation currency:

These consolidated financial statements are presented in United States dollars, which is the Company’s functional currency. All financial information presented in United States dollars has been rounded to the nearest thousand.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 4

(f)	Foreign currency translation:

Items included in the financial statements of each of the Company’s subsidiaries are measured using the currency of the primary economic environment in which the entity operates (the functional currency). Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transaction. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities not denominated in the functional currency of an entity are recognized in net loss for the period.

Assets and liabilities of entities with functional currencies other than United States dollars are translated at the period end rates of exchange, and the results of their operations are translated at exchange rates prevailing at the dates of transactions. The resulting translation adjustments are included in accumulated other comprehensive income in shareholders’ deficiency.

3.	Summary of material accounting policies:

(a)	Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Intermap Technologies Inc. (a U.S. corporation); Intermap Insurance Solutions Inc. (a U.S. corporation), Intermap Technologies PTY Ltd (an Australian corporation); Intermap Technologies s.r.o. (a Czech Republic corporation); and PT ExsaMap Asia (an Indonesian corporation).

Inter-company balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. The accounting policies of all subsidiaries are consistent with the Company’s policies.

(b)	Cash:

Cash includes unrestricted cash balances.

(c)	Property and equipment:

Property and equipment are measured at cost less accumulated depreciation. Cost includes expenditures that are directly attributable to the acquisition of the asset. The cost of aircraft overhauls is capitalized and depreciated over the period until the next overhaul. When parts of an item of property and equipment have different useful lives, they are accounted for as separate items. Depreciation is calculated over the depreciable amount, which is the cost of an asset, less its residual value. Depreciation is provided on the straight-line basis over the following useful lives of the assets:

Assets	Years

Aircraft	10
Aircraft engines	7
Mapping equipment - hardware and software	3
Radar equipment	5
Furniture and fixtures	5
Leasehold improvements	Shorter of useful life or term of lease

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 5

Depreciation methods, useful lives and residual values are reviewed at each financial year end and adjusted, if appropriate.

Assets under construction are not depreciated until available for use by the Company. Expenditures for maintenance and repairs are expensed when incurred.

The cost of replacing an item of property and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Company, and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-to-day servicing of property and equipment are recognized in profit or loss as incurred.

Gains and losses on disposal of property and equipment are determined by comparing the proceeds from disposal with the carrying amount and are recognized net of costs associated with the disposal within other income in net loss for the period.

(d)	Intangible assets:

Intangible assets include data library products the Company builds with the use of proprietary software and intellectual property for use in software subscription sales and data license sales. Intangible assets are measured at cost less accumulated amortization, and they are amortized over a straight-line basis of three to five years. The amortization method, estimate of the useful life, and residual values of intangible assets are reviewed annually.

(e)	Research and development:

Research costs are expensed as incurred. Development costs are expensed in the year incurred unless management believes a development project meets the specified criteria for deferral and amortization.

(f)	Investments:

Investments include the common and preferred shares of a privately held company over which the Company exercises no control or significant influence. The investment is carried at fair value, with the change recognized in profit or loss.

(g)	Leases:

At inception of a contract, the Company assesses the right to control the use of an identified asset for a period of time in exchange for consideration to determine if the contract is a lease. The Company recognizes a right of use asset and a lease liability at the lease commencement date. The right of use asset is initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The asset is depreciated to the earlier of the end of the useful life or the lease term using the straight-line method. The lease term includes periods covered by an option to extend if the Company is reasonably certain to use that option. Lease terms range from two to five years for offices and data facilities. The right of use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 6

The lease liability is initially measured at the present value of the lease payments that are not paid at commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be determined, the Company’s incremental borrowing rate. Variable lease payments that do not depend on an index or rate are not included in the measurement of the lease liability. The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in the future lease payments, if there is a change in the Company’s estimated amount expected to be paid, or if the Company changes its assessment of if it will exercise a purchase, extension, or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Company has elected to apply the practical expedient not to recognize right of use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low-value assets. The lease payments associated with these leases is recognized as an expense on a straight-line basis over the lease term.

(h)	Provisions:

A provision is recognized, if as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects the current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.

i.	Onerous contracts:

A provision for onerous contracts is recognized when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Before a provision is established, the Company recognizes any impairment loss on the assets associated with the contract.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 7

(i)	Income taxes:

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously. A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(j)	Impairment:

The carrying values of all long-lived assets, including property and equipment, intangible assets, and right of use assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Intangible assets that are not yet available for use are assessed annually regardless of whether there is an indication that the related assets may be impaired. In testing for impairment, the recoverable amount of the CGU is estimated in order to determine the extent of the impairment loss, if any.

The recoverable amount of an asset or cash generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the cash-generating unit, or CGU).

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 8

An impairment loss is recorded when the recoverable amount of an asset or its CGU is less than its carrying amounts. Impairment losses are evaluated for potential reversals when events or changes in circumstances warrant such consideration.

(k)	Revenue recognition:

Revenue is recognized upon transfer of control of goods or services to the buyer in an amount that reflects the consideration the Company expects to receive in exchange for those good or services. The Company’s goods and services are generally distinct and accounted for as separate performance obligations. Billings in excess of revenue are recorded as unearned revenue. Revenue recognized in excess of billings is recorded as unbilled revenue.

The Company recognizes an asset related to the incremental costs of obtaining a contract with a customer. The Company has elected to make use of the practical expedient and will expense sales commission costs when incurred if the amortization period is less than 12 months.

i.	Data licenses:

Revenue from the sale of data licenses in the ordinary course of business is measured at the fair value of the consideration received or receivable. Customers obtain control of data products upon receipt of a physical hard drive or download of the data from a web link provided. Invoices are generated, and revenue is recognized when control is transferred. Invoices are generally paid within 30 days.

ii.	Software subscriptions:

Software subscriptions are generally at least one year, with invoices issued and paid at the beginning of the license term. Revenue is recognized over time, and payments for future months of service are recognized in unearned revenue. While the license agreements are for a fixed term, some agreements also contain a limited number of clicks or uses. If the limit is reached prior to the end of the term, the license ends early.

iii.	Fixed-price contracts:

Revenue from acquisition service contracts is recognized over time based on the ratio of costs incurred to estimated total contract costs. Provisions for estimated losses, if any, are recognized in the period in which the loss is determined. Contract losses are measured in the amount by which the estimated costs of the related project exceed the estimated total revenue for the project. Invoices are issued according to contractual terms and are usually payable within 30 days. Revenue recognized in excess of billings is recorded as unbilled revenue. Billings in excess of revenue is recorded as unearned revenue.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 9

iv.	Multiple performance obligations:

When a single sales transaction requires more than one performance obligation, the total amount of consideration to be received is allocated to distinct products or services deliverables based on the stand-alone selling price of each.

(l)	Share-based compensation:

The grant date fair value of equity-settled share-based payment awards granted to employees or contractors is recognized as expense, with a corresponding increase in equity, over the period the employees or contractors unconditionally become entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market vesting conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that do meet the related service and non-market performance conditions at the vesting date. For share-based payment awards with non-vesting conditions, the grant date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

Share-based payment arrangements in which the Company receives goods or services as consideration for its own equity instruments are accounted for as equity-settled share-based payment transactions, regardless of how the equity instruments are obtained by the Company.

(m)	Earnings per share:

The basic earnings per share is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share, except the weighted average number of common shares outstanding are increased to include additional shares from the assumed exercise of share options and warrants, if dilutive.

(n)	Financial instruments:

i.	Initial measurement and classification:

Non-derivative financial assets: The Company initially recognizes amounts receivable on the date that they are originated. All other financial assets are recognized initially on the date at which the Company becomes a party to the contractual provisions of the instrument. The Company determines the classification of its financial assets on the basis of both the business model for managing financial assets and the contractual cash flow characteristics of the financial assets. Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 10

Assets at amortized cost: Amounts receivable are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value plus any directly attributable transaction costs. A financial asset is measured at amortized cost if it is held within a business model whose objective is to hold assets to collect contractual cash flows and its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Derivative financial instruments:

Derivative financial instruments are used to manage the Company’s exposure to market risks of certain foreign currency denominated expenses. Derivative use is limited to the purchase of foreign currency forward contracts. These contracts are initially measured at fair value. The Company does not hold or issue derivative financial instruments for trading purposes.

Financial assets at fair value through profit and loss: Equity investments that are held for trading are classified at FVTPL. Derivative financial instruments are classified as FVTPL.

Financial liabilities at amortized cost: The Company initially recognizes debt liabilities on the date that they are originated. All other financial liabilities are recognized initially on the date at which the Company becomes a party to the contractual provisions of the instrument.

ii.	Subsequent measurement:

Non-derivative financial assets: The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognized as a separate asset or liability.

Financial assets and liabilities are offset, and the net amount presented in the consolidated statements of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

Assets at amortized cost: Subsequent to initial recognition, amounts receivable are measured at amortized cost using the effective interest method, less any impairment losses.

Financial assets at fair value through profit and loss: Equity investments and derivative financial instruments are measured at fair value. Net changes in the fair value are recognized in profit and loss.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 11

Financial liabilities at amortized cost: The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire.

Such financial liabilities are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortized cost using the effective interest method.

iii.	Fair value measurement:

Financial instruments recorded at fair value on the consolidated statements of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 – valuations based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 – valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices);

Level 3 – valuation techniques using inputs for the asset or liability that are not based on observable market data (unobservable inputs).

During the reporting periods, there were no transfers between Level 1 and Level 2 fair value measurements.

The following is a summary of the classification the Company has applied to each of its significant categories of financial instruments outstanding:

Financial instrument:	Classification:
Cash	Assets at amortized cost
Amounts receivable	Assets at amortized cost
Unbilled revenue	Assets at amortized cost
Investments	Financial assets at fair value through profit and loss
Derivatives	Financial assets at fair value through profit and loss
Accounts payable and accrued liabilities	Financial liabilities at amortized cost
Bank loan	Financial liabilities at amortized cost
Long-term project financing	Financial liabilities at amortized cost
Long-term government loans	Financial liabilities at amortized cost
Loan payable	Financial liabilities at amortized cost
Lease obligations under finance leases	Financial liabilities at amortized cost

iv.	Impairment of financial assets:

Loss allowances are measured based on the lifetime expected credit losses (ECLs). When determining whether the credit risk of a financial asset has increased significantly since initial recognition and then estimating ECLs, the Company considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on historical experience and forward-looking information. The Company considers a financial asset to be in default when the customer is highly unlikely to pay its obligation in full and then impairs the asset.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 12

(o)	Share capital:

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognized as a deduction from equity, net of any tax effects.

(p)	Warrants:

Warrants are classified as equity. Proceeds from the sale of combined financial instruments that include warrants are allocated to their components based on their relative fair values. The fair value of warrants is estimated using the Black-Scholes option pricing model at the time of their issuance. If warrants are exercised, a pro-rata portion of the amount recognized at their original issuance is transferred to common shares. If warrants expire unexercised, the amount recognized at their original issuance is transferred to contributed surplus.

4.	New and revised IFRS accounting pronouncements:

(a)	New accounting standards, amendments and interpretations adopted:

The Company has adopted amendments effective January 1, 2024 related to IAS 1 Presentation of Financial Statements relating to the classification of liabilities, IFRS 16 Leases, and IAS 7 relating to the disclosure of supplier financing arrangements. These amendments did not have a material impact on the Company’s financial statements, additional disclosures were provided as required.

(b)	New accounting standards, amendments and interpretations not yet adopted:

In April 2024, the IASB issued IFRS 18 Presentation and Disclosure in Financial Statements to improve reporting of financial performance. IFRS 18 replaces IAS 1 Presentation of Financial Statements. It carries forward many requirements from IAS 1. IFRS 18 applies to annual reporting periods beginning on or after January 1, 2027. Earlier application is permitted. The key new concepts introduced in IFRS 18 relate to: the structure of the statement of profit or loss; required disclosures in the financial statements for certain profit or loss performance measures that are reported outside an entity’s financial statements; and enhanced principles on aggregation and disaggregation which apply to the primary financial statements and notes. The Company is currently assessing the impact and efforts related to adopting IFRS 18.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 13

In May 2024, the IASB issued amendments to IFRS 9 and IFRS 7 Classification and Measurement of Financial Instruments. These amendments clarify the date of recognition and derecognition of some financial assets and liabilities, with a new exception for some financial liabilities settled through an electronic cash transfer system; add new disclosures for certain instruments with contractual terms that can change cash flows (such as some instruments with features linked to the achievement of environment, social and governance targets); and update the disclosures for equity instruments designated at fair value through other comprehensive income. These amendments apply to annual reporting periods beginning on or after January 1, 2026. Earlier application is permitted. The Company is currently assessing the impact and efforts related to the amendments to IFRS 9 and IFRS 7.

5.	Property and equipment:

	Aircraft and engines	Radar and mapping equipment	Furniture and fixtures	Leasehold improvements	Under construction	Total

Balance at December 31, 2022	$430	$782	$4	$-	$171	$1,387

Additions	-	-	-	13	131	144
Depreciation	(51)	(494)	(2)	(2)	-	(549)
Disposal	-	(3)	-	-	-	(3)

Balance at December 31, 2023	$379	$285	$2	$11	$302	$979

Additions	237	616	32	66	1,377	2,328
Depreciation	(82)	(288)	(6)	(20)	-	(396)
Transfer from under construction	829	672	-	-	(1,501)	-

Balance at December 31, 2024	$1,363	$1,285	$28	$57	$178	$2,911

	Aircraft and engines	Radar and mapping equipment	Furniture and fixtures	Leasehold improvements	Under construction	Total

Cost	$10,618	$24,878	$345	$1,081	$302	$37,224

Accumulated depreciation	(10,239)	(24,593)	(343)	(1,070)	-	(36,245)

Balance at December 31, 2023	$379	$285	$2	$11	$302	$979

Cost	$11,684	$26,166	$377	$1,147	$178	$39,552

Accumulated depreciation	(10,321)	(24,881)	(349)	(1,090)	-	(36,641)

Balance at December 31, 2024	$1,363	$1,285	$28	$57	$178	$2,911

During the twelve months ended December 31, 2024, the Company purchased $337 (December 31, 2023 - $Nil) of computer equipment using an equipment financing loan. Also, the Company disposed of fully depreciated assets with an original cost of $Nil (December 31, 2023 - $8,300), a net book value of $Nil (December 31, 2023 - $Nil), recognized a loss of $Nil (December 31, 2023 - $3), and received cash proceeds of $Nil (December 31, 2023 - $Nil).

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 14

6.	Intangible assets:

	Data library	Data library not yet available for use	Total

Balance at December 31, 2022	$652	$364	$1,016

Additions	-	277	277
Amortization	(316)	-	(316)

Balance at December 31, 2023	$336	$641	$977

Additions	8	226	234
Transfer	539	(539)	-
Amortization	(364)	-	(364)

Balance at December 31, 2024	$519	$328	$847

	Data library	Data library not yet available for use	Total

Cost	$1,035	$641	$1,676

Accumulated amortization	(699)	-	(699)

Balance at December 31, 2023	$336	$641	$977

Cost	1,582	328	1,910

Accumulated amortization	(1,063)	-	(1,063)

Balance at December 31, 2024	$519	$328	$847

7.	Right of use assets:

	December 30,	December 31,
	2024	2023

Beginning Balance	$381	$343

Depreciation	(333)	(314)
New leases	353	352
Ending Balance	$401	$381

During the twelve months ended December 31, 2024, the Company extended the data storage lease by one year and extended and expanded the Jakarta office facility lease by two years. During the twelve months ended December 31, 2023, the Company executed a 3-year office facility lease in Colorado, extended the data storage lease by one year, and extended the Prague office facility lease by two years.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 15

8.	Investment:

The Company has an investment in a privately held company over which the Company exercises no control or significant influence. The fair value of the investment at December 31, 2024 was estimated using a market-based approach with primarily unobservable inputs, including the comparable enterprise value to revenue multiples discounted for considerations such as the lack of marketability and other differences between the comparable peer group and the privately held company. Revenue multiples were selected from comparable public companies based on, industry, size, target markets, and other factors that the Company considers to be reasonable. The comparable enterprise value to revenue multiple was applied to the trailing twelve months actual revenues of the privately held company to determine the enterprise value of the privately held company. Once the enterprise value of the privately held company was determined the net debt was removed (total debt less cash) and the remaining equity value was allocated to the capital of the privately held company in order of ranking (e.g., preferred shares, common shares). At December 31, 2024, the fair value was estimated to be $776 (December 31, 2023 - $849) and is a level 3 fair value measurement. A 20% change in the estimated value of the investment would impact net income by approximately $155.

9.	Accounts payable and accrued liabilities:

	December 31,	December 31,
	2024	2023

Accounts payable	$2,614	$2,430
Accrued liablities	2,182	1,962
VAT payable	30	(4)
	$4,826	$4,388

During the twelve months ended December 31, 2024, the Company reversed excess vendor payables of $44 (December 31, 2023 - $52) recorded in prior years based on IFRS 9 derecognition of financial liabilities as the liabilities were extinguished by the vendor.

During the third quarter of 2024, the Company executed a supplier financing arrangement with a financing company in Canada to finance vendor invoices. Interest accrues at 6.69% annualized and payment is due within 150 days. The amount owed at December 31, 2024 was $211 and is included in accounts payable.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 16

Schedule of carrying amount of supplier financing arrangement

	December 31,	December 31,
	2024	2023

Carrying amount of supplier financing arrangement:
Presented in accounts payable	$211	$-
- of which suppliers have received payment
from finance supplier	210	-

Range of payment due dates:
Liabilities that are part of the arrangements	150 days
Comparable accounts payable that are not part of the
arrangements	30-45 days

10.	Financial liabilities:

The following table provides a reconciliation of movements of liabilities to cash flows arising from financing activities and balances at December 31, 2024 and 2023:

	Bank Loan	Loan Payable	Project Financing	Government Loans	Lease Obligations (Note 11)	Total

Balance at December 31, 2022	$108	$-	$177	$483	$400	$1,168

Changes from financing activities:
Repayment of bank loan	(48)	-	-	-	-	(48)
Payment of lease obligations	-	-	-	-	(327)	(327)
Repayment of government loans	-	-	-	(121)	-	(121)

Total changes from financing activities	(48)	-	-	(121)	(327)	(496)

Foreign exchange	11	-	5	24	12	52

Other changes:
Financing costs	10	-	-	23	27	60
Interest paid	(10)	-	-	(18)	(9)	(37)
New leases (Note 7)	-	-	-	-	352	352

Balance at December 31, 2023	$71	$-	$182	$391	$455	$1,099

Changes from financing activities:
Repayment of bank loan	(41)	-	-	-	-	(41)
Payment of lease obligations	-	-	-	-	(345)	(345)
Repayment of loan payable	-	(41)	-	-	-	(41)
Repayment of government loans	-	-	-	(114)	-	(114)
Total changes from financing activities	(41)	(41)	-	(114)	(345)	(541)

Foreign exchange	2	-	(15)	(15)	(11)	(39)

Other changes:
Financing costs	5	17	-	16	47	85
Interest paid	(5)	(17)	-	(5)	(47)	(74)
New loan	-	310	-	-	-	310
New leases (Note 7)	-	-	-	-	353	353

Balance at December 31, 2024	$32	$269	$167	$273	$452	$1,193

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 17

(a)	Bank loan:

	December 31,	December 31,
	2024	2023

Bank loan	$32	$71

	32	71

Less current portion	(32)	(38)

Long-term portion of bank loan	$-	$33

On August 8, 2022, the Company executed a bank loan in the Czech Republic to finance the purchase of foundation data for 2,500,000 Czech Republic koruna (equivalent $110 thousand). Interest accrues at 10.71% and minimum monthly installment payments of $4 thousand began in December 2022.

(b)	Loan payable:

During 2024, the Company executed two equipment financing loans to purchase $337 of computer equipment. The Company paid a downpayment of $27 and financed $240 at a 12.21% interest rate per annum with a monthly payment of $8 and $70 at a 13.00% interest rate per annum with a monthly payment of $2. Each loan is for 36 months.

	December 31,	December 31,
	2024	2023

Loan payable	$269	$-

	269	-

Less current portion	(97)	-

Long-term portion of loan payable	$172	$-

(c)	Project financing:

Reimbursable project development funds provided by a corporation designed to enable the development and commercialization of geomatics solutions in Canada. The funding is repayable upon the completion of a specific development project and the first sale of any of the resulting product(s). Repayment is to be made in quarterly installments equal to the lesser of 20% of the funding amount or 25% of the prior quarter’s sales. There were no sales of the related products during the years ended December 31, 2024 and 2023.

(d)	Government loans:

	December 31,	December 31,
	2024	2023

SBA loan	$144	$147
Western Development Canada loan	129	244

	273	391

Less current portion	(132)	(117)

Long-term portion of government loans	$141	$274

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 18

i.	SBA loan:

On July 17, 2020, the Company received a $150 long-term loan from the Small Business Administration (SBA). Interest will accrue at the rate of 3.75% per annum and payments of $0.7 monthly began twelve months from the date the funds were received. The balance of principal and interest is payable thirty years from the date of the note.

ii.	Western Development Canada loan:

On December 29, 2020, the Company received a $385 (C$494) long-term loan from Western Economic Diversification in Canada. The loan will be repaid in 36 monthly installments that started in January 2023. The loan is non-interest bearing, and therefore the fair value at inception must be estimated to account for an imputed interest factor. The value at inception was determined to be $312, based on the estimated discount rate of 6.07%, and is subject to estimation uncertainty. The resulting discount of $73 was recognized in government grants at December 31, 2020 and is accreted through interest expense over the term of the loan using the effective interest method.

11.	Lease obligations:

The following table presents the contractual undiscounted cash flows for lease obligations which require the following payments for each period ending December 31:

2025	$334
2026	128
2027	15
2028	17
2029	18
2030	3
$515

The following table presents payments for lease obligations:

	December 31,	December 31,
	2024	2023

Principal payments	$345	$327
Interest payments	47	9
Short-term lease payments	258	337
	$650	$673

The Company also has contractual undiscounted cash flows for short-term and low-value operating leases for equipment and maintenance that are not on the statements of financial position which require the payments of $326 for the twelve months ending December 31, 2025.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 19

12.	Revenue:

Details of revenue are as follows:

For the twelve months ended December 31,	2024	2023

Acquisition services	$10,496	$14
Value-added data	3,110	1,940
Software and solutions	4,031	4,243
	$17,637	$6,197

Primary geographical market
United States	$2,299	$2,161
Asia/Pacific	11,666	395
Europe	3,672	3,641
	$17,637	$6,197

Timing of revenue recognition
Upon delivery	$3,613	$2,443
Services overtime	14,024	3,754
	$17,637	$6,197

Changes in the unbilled revenue balance are as follows:

For the twelve months ended December 31,	2024	2023

Unbilled revenue, beginning of period	$-	$8
Increase in unbilled revenue recognized	7,308	-
Amounts invoiced included in the
beginning balance	-	(8)
Amounts invoiced in the current period	(4,668)	-
Unbilled revenue, end of period	$2,640	$-

Changes in the unearned revenue balance are as follows:

For the twelve months ended December 31,	2024	2023

Unearned revenue, beginning of period	$2,553	$2,953
Recognition of unearned revenue included in the
beginning balance	(2,052)	(2,012)
Recognition of unearned revenue in the current period	(2,954)	(2,037)
Amounts invoiced and revenue unearned	4,621	3,649
Foreign exchange	(10)	-
Unearned revenue, end of period	$2,158	$2,553

The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if the expected benefit of those costs is longer than one year. The Company determined that certain commissions paid to sales employees meet the requirement to be capitalized. Total capitalized contract acquisition costs included in prepaid expenses and other assets to obtain contracts at December 31, 2024 was $194 (2023 – $114) and are amortized consistent with the method of revenue recognized on the contract.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 20

Changes in contract acquisition costs are as follows:

For the twelve months ended December 31,	2024	2023

Contract acquisition costs, beginning of period	$114	$60
Additions	496	140
Amortization	(416)	(86)
Contract acquisition costs, end of period	$194	$114

13.	Operating and non-operating costs:

(a)	Operating costs:

For the twelve months ended December 31,	2024	2023

Personnel	$6,373	$5,720
Purchased services & materials(1)	6,201	2,015
Travel	712	42
Facilities and other expenses	717	584
	$14,003	$8,361

(1)	Purchased services and materials include aircraft costs, project costs, professional and consulting fees, and selling and marketing costs.

(b)	Financing costs:

For the twelve months ended December 31,	2024	2023

Interest on bank loan	$5	$10
Interest on government loans	16	23
Interest on lease obligations	47	27
Interest on loan payable	17	-
Interest on accounts payable	4	1
	$89	$61

14.	Share capital:

(a)	Authorized:

The authorized share capital of the Company consists of an unlimited number of Class A common shares and an unlimited number of Class A participating preferred shares. There are no Class A participating preferred shares outstanding.

(b)	Issued:

	December 31, 2024		December 31, 2023
	Number of		Number of
Class A common shares	Shares	Amount	Shares	Amount

Balance, beginning of period:	41,535,755	$209,296	37,693,710	$208,406
Private placement	7,466,568	2,445	3,842,045	1,115
Issuance costs	329,899	(254)	-	(225)
Exercise of warrants	4,286,135	2,041	-	-
Balance, end of period:	53,618,357	$213,528	41,535,755	$209,296

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 21

During the fourth quarter of 2024, 3,736,400 warrants were exercised for consideration of $1,785 and issuance costs of $15 were recorded.

During the third quarter of 2024, the Company completed a private placement resulting in the issuance of 7,346,568 Class A common shares at a price of C$0.45 per common share for aggregate gross proceeds of $2,408. The Company recorded issuance costs of $213, including 329,899 Class A common shares issued as finders fees. Also, 228,000 warrants were exercised for consideration of $101 during the quarter ended September 30, 2024.

During the first quarter of 2024, 321,735 warrants were exercised for consideration of $155.

On January 4, 2024, the Company completed a private placement resulting in the issuance of 120,000 Units for aggregate consideration of $37. Each Unit had a purchase price of C$0.50 and consisted of one Class A common share of the Corporation and one Class A common share purchase warrant. Each warrant entitles the holder to purchase one Class A common share at a purchase price of US$0.60 per share for a period of two years from the issue date. The total consideration received was allocated to Share Capital and Warrants on a relative fair value basis. The fair value of the warrants was determined using the Black Scholes pricing model based on the risk-free rate of 3.80%, average expected warrant life of 2 years, share price estimated volatility of 79% and expected dividend payments of Nil. The Company recorded non-cash issuance costs related to this award based on the fair value of the award at the date of the closing of $10, bringing the total costs of the issuance to $26.

On December 21, 2023, the Company completed a private placement resulting in the issuance of 1,650,000 Units for aggregate consideration of $621. Each Unit had a purchase price of C$0.50 and consisted of one Class A common share of the Corporation and one Class A common share purchase warrant. Each warrant entitles the holder to purchase one Class A common share at a purchase price of US$0.60 per share for a period of two years from the issue date. The total consideration received was allocated to Share Capital and Warrants on a relative fair value basis. The fair value of the warrants was determined using the Black Scholes pricing model based on the risk-free rate of 4.18%, average expected warrant life of 2 years, share price estimated volatility of 72% and expected dividend payments of Nil. In addition, the Corporation paid finder’s fees of $32 and issued 81,000 warrants to a third party for services rendered in connection with the transaction. The finder’s fee warrants were issued on the same terms as the private placement warrants with an exercise price of US$0.40. The Company recorded non-cash issuance costs related to this award based on the fair value of the award at the date of the closing of $10, bringing the total costs of the issuance to $42.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 22

On October 20, 2023, the Company completed a private placement resulting in the issuance of 695,000 Units for aggregate consideration of $288. Each Unit had a purchase price of C$0.55 and consisted of one Class A common share of the Corporation and one Class A common share purchase warrant. Each warrant entitles the holder to purchase one Class A common share at a purchase price of US$0.58 per share for a period of two years from the issue date. The total consideration received was allocated to Share Capital and Warrants on a relative fair value basis. The fair value of the warrants was determined using the Black Scholes pricing model based on the risk-free rate of 4.92%, average expected warrant life of 2 years, share price estimated volatility of 73% and expected dividend payments of Nil. In addition, the Corporation paid finder’s fees of $17 and issued 41,700 warrants to a third party for services rendered in connection with the transaction. The finder’s fee warrants were issued on the same terms as the private placement warrants with an exercise price of US$0.58. The Company recorded non-cash issuance costs related to this award based on the fair value of the award at the date of the closing of $7, bringing the total costs of the issuance to $24.

During the third quarter of 2023, the Company completed a private placement resulting in the issuance of 1,497,045 Units for aggregate consideration of $610. Each Unit had a purchase price of C$0.55 and consisted of one Class A common share of the Corporation and one Class A common share purchase warrant. Each warrant entitles the holder to purchase one Class A common share at a purchase price of US$0.59 per share for a period of two years from the issue date. The total consideration received was allocated to Share Capital and Warrants on a relative fair value basis. The fair value of the warrants was determined using the Black Scholes pricing model based on the risk-free rate of 4.70%, average expected warrant life of 2 years, share price estimated volatility of 73% and expected dividend payments of Nil. In addition, the Corporation paid finder’s fees of $35 and issued 48,600 warrants to a third party for services rendered in connection with the transaction. The finder’s fee warrants were issued on the same terms as the private placement warrants with an exercise price of US$0.49. The Company recorded non-cash issuance costs related to this award based on the fair value of the award at the date of the closing of $16, bringing the total costs of the issuance to $51.

(c)	Contributed surplus:

	December 31,	December 31,
	2024	2023

Balance, beginning of period	$26,985	$26,603
Share-based compensation	487	244
Issuance costs	103	-
Exercise of warrants	434	-
Expiration of warrants	-	138

Balance, end of period	$28,009	$26,985

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 23

(d)	Earnings (loss) per share:

The following table summarizes the calculation of the weighted average number of basic and diluted common shares:

	2024	2023

Issued Common Shares at beginning of year	41,535,755	37,693,710

Effect of shares issued from private placement	3,404,435	752,888
Effect of shares issued from warrant exercises	1,022,776	-
Weighted average number of basic Common Shares	45,962,966	38,446,598

Effect of share options outstanding	388,722	-
Effect of RSUs outstanding	2,520,355	-
Effect of warrants outstanding	1,652,761	-
Weighted average number of diluted Common Shares	50,524,804	38,446,598

The calculation of earnings (loss) per share is based on the weighted average number of Class A common shares outstanding. Where the impact of the exercise of options or warrants is anti-dilutive, they are not included in the calculation of diluted loss per share.

For the year ended December 31, 2024, there were 310,720 outstanding share options (December 31, 2023 – Nil), 1,259,268 RSUs (December 31, 2023 – Nil) and 1,780,084 outstanding warrants (December 31, 2023 – Nil) that were excluded from the diluted weighted average number of shares calculation as their effect would have been anti-dilutive.

The average market value of the Company’s shares for purposes of calculating the dilutive effect of the share options and warrants was based on quoted market prices for the period during which the share options and warrants were outstanding.

(e)	Share option plan:

The Company established a share option plan to provide long-term incentives to attract, motivate, and retain certain key employees, officers, directors, and consultants providing services to the Company. The plan permitted granting options to purchase up to 10% of the outstanding Class A common shares of the Company. The share option plan was replaced by the Omnibus Incentive Plan at the Annual General Meeting on March 15, 2018 (see Note 14(f)), and all options issued and outstanding at that time will remain until such time they are exercised, expired, or forfeited. As of December 31, 2024, 699,442 share options are issued and outstanding. No additional options will be issued under this plan.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 24

The following tables summarize information regarding share options outstanding:

	December 31, 2024		December 31, 2023
		Weighted		Weighted
	Number of	average	Number of	average
	shares	exercise	shares	exercise
	under option	price (CDN)	under option	price (CDN)

Options outstanding, beginning of period	794,443	$0.72	801,943	$0.77
Expired	(95,001)	0.70	(7,500)	0.70
Options outstanding, end of period	699,442	$0.72	794,443	$0.72

Options exercisable, end of period	699,442	$0.72	794,443	$0.72

Exercise Price	Options	Weighted average remaining	Options
(CDN$)	outstanding	contractual life	exercisable

0.70	528,510	2.28 years	528,510
0.80	170,932	1.88 years	170,932
	699,442	2.18 years	699,442

During the twelve months ended December 31, 2024 and 2023, the Company recognized $Nil of non-cash compensation expense related to the share option plan.

(f)	Omnibus Incentive Plan:

The Omnibus Incentive Plan (Omnibus plan) was approved by the shareholders at the Annual General Meeting on March 15, 2018 and replaces the share option plan, the employee share compensation plan and the director’s share compensation plan, which provided for shares to be issued to employees and directors as compensation for services. The omnibus plan permits the issuance of options, stock appreciation rights, restricted share units and other share-based awards under one single plan.

The maximum number of common shares reserved under the omnibus plan was 3,363,631. Any common shares reserved under the predecessor share option plan related to awards that expire or forfeit will be rolled into the omnibus plan. At the Annual General Meeting on June 29, 2021, shareholders approved replenishment of 997,253 Common Shares reserved for issuance under the omnibus plan. At the Annual General Meeting on June 29, 2023, shareholders approved replenishment of 1,300,000 Common Shares reserved for issuance under the omnibus plan, for a total reserve of 5,660,884. As of December 31, 2024, 699,442 share options (December 31, 2023 – 794,443) and 3,779,623 RSUs (December 31, 2023 – 3,779,623) are issued and outstanding. In addition, 872,183 Class A common shares were issued during 2018, 125,070 Class A common shares were issued during 2020, and 50,000 shares were issued during 2021 under the plan, leaving 134,566 awards remain available for future issuance.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 25

The following tables summarize information regarding RSUs outstanding:

	December 31,	December 31,
	2024	2023
	Number of	Number of
	RSUs	RSUs

RSUs outstanding, beginning of period	3,779,623	2,453,744
Issued	100,000	1,325,879
Forfeitures	(100,000)	-

RSUs outstanding, end of period	3,779,623	3,779,623

During the twelve months ended December 31, 2024, 100,000 RSUs (twelve months ended December 31, 2023 – 1,325,879) were issued at a weighted average grant date fair value of C$0.50 per share (twelve months ended December 31, 2023 – C$0.58 per share). During the twelve months ended December 31, 2024, the Company recognized $398 (twelve months ended December 31, 2023 – $304) of non-cash compensation expense related to the RSUs.

(g)	Share-based compensation expense:

Non-cash compensation expense has been included in operating costs with respect to the share options, RSUs and shares granted to employees and non-employees as follows:

For the twelve months ended December 31,	2024	2023

Employees	$254	$174
Directors and advisors	144	130
Non-cash compensation	$398	$304

15.	Class A common share purchase warrants:

The following table details the number of Class A common share purchase warrants outstanding at each statement of financial position date:

				Number of				Number of
				Warrants				Warrants
				Outstanding				Outstanding
	Expiry	Exercise		December				December
Grant Date	Date	Price	Granted	31, 2023	Issued	Expired	Exercised	31, 2024

2/11/2022	2/10/2024	US$ 0.54	43,500	43,500	-	-	(43,500)	-
3/19/2022	3/18/2024	US$ 0.54	88,235	88,235	-	-	(88,235)	-
11/16/2022	11/15/2024	US$ 0.45	2,929,900	2,929,900	-	-	(2,929,900)	-
11/18/2022	11/17/2024	US$ 0.45	259,000	259,000	-	-	(259,000)	-
12/7/2022	12/6/2024	US$ 0.44	265,000	265,000	-	-	(265,000)	-
8/10/2023	8/9/2025	US$ 0.60	810,000	810,000	-	-	-	810,000
8/10/2023	8/9/2025	US$ 0.49	48,600	48,600	-	-	-	48,600
8/16/2023	8/15/2025	US$ 0.59	602,500	602,500	-	-	(602,500)	-
9/5/2023	9/4/2025	US$ 0.59	84,545	84,545	-	-	-	84,545
10/20/2023	10/19/2025	US$ 0.59	695,000	695,000	-	-	(45,000)	650,000
10/20/2023	10/19/2025	US$ 0.59	41,700	41,700	-	-	-	41,700
12/21/2023	12/20/2025	US$ 0.60	1,650,000	1,650,000	-	-	(50,000)	1,600,000
12/21/2023	12/20/2025	US$ 0.40	81,000	81,000	-	-	(3,000)	78,000
1/4/2024	1/3/2026	US$ 0.60	120,000	-	120,000	-	-	120,000
			7,718,980	7,598,980	120,000	-	(4,286,135)	3,432,845

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 26

The following table details the value of the broker and non-broker Class A common share purchase warrants outstanding at each statement of financial position date.

	Non-Broker		Broker		Total
	Number of		Number of		Number of
	Warrants	Value	Warrants	Value	Warrants	Value

Balance at December 31, 2022	3,270,000	$294	570,467	$199	3,840,467	$493

Issued	3,842,045	404	171,300	32	4,013,345	436
Exercised	-	-	(254,832)	(138)	(254,832)	(138)

Balance at December 31, 2023	7,112,045	$698	486,935	$93	7,598,980	$791

Issued	120,000	10	-	-	120,000	10
Exercised	(3,967,500)	(372)	(318,635)	(62)	(4,286,135)	(434)

Balance at December 31, 2024	3,264,545	$336	168,300	$31	3,432,845	$367

Each warrant entitles its holder to purchase one Class A common share.

16.	Income Taxes:

(a)	Current tax (expense) recovery:

December 31,	2024	2023

Current period	$-	$(57)
	$-	$(57)

(b)	Reconciliation of effective tax rate:

Income tax expense varies from the amount that would be computed by applying the basic federal and provincial income tax rates to the net income (losses) before taxes as follows:

December 31,	2024	2023

Net Loss, excluding income tax	$2,463	$(3,644)

Tax rate	23.0%	23.0%

Expected Canadian income tax recovery (expense)	$(568)	$838

Decrease resulting from:
Change in unrecognized temporary differences	3,422	(973)
Difference between Canadian statutory rate and those
applicable to U.S. and other foreign subsidiaries	(63)	49
Non-deductible expenses and non-taxable income	(50)	24
Adjustment for prior years income tax matters	(2,665)	16
Other	(76)	(11)
	$-	$(57)

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 27

(c)	Recognized deferred tax assets and liabilities:

Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Deferred tax assets and liabilities recognized at December 31, 2024 and 2023, are as follows:

	Assets		Liabilities		Net
December 31,	2024	2023	2024	2023	2024	2023
				.
Property and equipment	$-	$-	$524	$591	$524	$591
Intangible assets	-	-	89	98	89	98
Note payable	-	-	5	7	5	7
Tax loss carryforwards	(618)	(696)	-	-	(618)	(696)
Tax (assets) liabilities	$(618)	$(696)	$618	$696	$-	$-

Set off of tax	618	696	(618)	(696)	-	-
Net tax (assets) liabilities	$-	$-	$-	$-	$-	$-

(d)	Unrecognized deferred tax assets:

Deferred tax assets have not been recognized in respect of the following items:

December 31,	2024	2023

Deductible temporary differences	$21,333	$21,704
Tax loss carryforwards	192,030	203,178

	$213,363	$224,882

The deferred tax asset is recognized when it is probable that future taxable profit will be available to utilize the benefits. The Company has not recognized deferred tax assets with respect to these items due to the uncertainty of future Company earnings.

Loss carry forwards:

At December 31, 2024, approximately $194,972 of loss carry forwards and $2,139 of tax credits were available in various jurisdictions. At December 31, 2023, $206,485 of loss carry forwards and $2,405 of tax credits were available in various jurisdictions. A summary of losses by year of expiry are as follows:

Twelve months ended December 31,
2025	$4,519
2026-2044	176,054
Indefinite	14,399
$194,972

(e)	Movement in deferred tax balances during the year:

	Balance at	Recognized in	Recognized	Balance at
	December 31, 2023	Profit and Loss	in Equity	December 31, 2024

Property and equipment	$591	$(67)	$-	$524
Intangible assets	98	(9)	-	89
Note payable	7	(2)	-	5
Tax loss carryforwards	(696)	78	-	(618)

Net tax (assets) liabilities	$-	$-	$-	$-

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 28

17.	Segmented information:

The operations of the Company are in one industry segment: digital mapping and related services. Revenue by geographic segment is included in Note 12.

Property and equipment of the Company are located as follows:

	December 31, 2024	December 31, 2023

United States	$2,393	$923
Europe	212	54
Asia/Pacific	306	2
	$2,911	$979

A summary of sales to major customers that exceeded 10% of total sales during each period are as follows:

Year ended December 31,	2024	2023

Customer A	$10,496	$-
	$10,496	$-

18.	Financial risk management:

The Company has exposure to the following risks from its use of financial instruments: credit risk, market risk, liquidity risk, and capital risk. Management, the Board of Directors, and the Audit Committee monitor risk management activities and review the adequacy of such activities. This note presents information about the Company’s exposure to each of the risks as well as the objectives, policies and processes for measuring and managing those risks.

The Company’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Company’s activities. The Company, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations.

(a)	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. Such risks arise principally from certain financial assets held by the Company consisting of outstanding trade receivables.

The Company’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. However, management also considers the demographics of the Company’s customer base, including the default risk of the industry and country in which customers operate, as these factors may have an influence on credit risk.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 29

Approximately 60 percent of the Company’s revenue is attributable to transactions with one key customer (year ended December 31, 2023 – 28 percent of the revenue was attributable to four key customers), approximately 85 percent of the Company’s trade receivables at year end are attributable to customers located in Asia/Pacific (December 31, 2023 – approximately 4 percent), and approximately 10 percent of the Company’s trade receivables at year end are attributable to customers located in Europe (December 31, 2023 – approximately 65 percent).

The Company has established a credit policy under which each new customer is analyzed individually for creditworthiness before the Company’s standard payment and delivery terms and conditions are offered.

A significant portion of the Company’s customers have transacted with the Company in the past or are reputable large Companies and losses have occurred infrequently.

The maximum exposure to credit risk of the Company at period end is the carrying value of these financial assets.

i.	Trade receivables

Expected credit losses are made on a customer-by-customer basis. All write downs against receivables are recorded within sales, general and administrative expense in the statement of operations. The Company is exposed to credit-related losses on sales to customers outside North America, due to potentially higher risks of collectability.

Amounts receivable as of December 31, 2024 and 2023, consist of:

	December 31,	December 31,
	2024	2023

Trade receivables	$3,265	$283
Other miscellaneous receivables	102	29
	$3,367	$312

Trade receivables by geography consist of:

	December 31,	December 31,
	2024	2023

United States	$154	$90
Europe	338	183
Asia/Pacific	2,773	10
	$3,265	$283

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 30

An aging of the Company’s trade receivables are as follows:

	December 31,	December 31,
	2024	2023

Current	$3,236	$176
31-60 days	29	80
61-90 days	-	24
Over 91 days	-	3
	$3,265	$283

The balance of the past due amounts relates to reoccurring customers and are considered collectible.

ii.	Cash

The Company manages its credit risk surrounding cash by dealing solely with what management believes to be reputable banks and financial institutions and limiting the allocation of excess funds into financial instruments that management believes to be highly liquid, low risk investments. The balance at December 31, 2024, is held in unrestricted cash at banks within the United States, Canada, Europe, and Asia to facilitate the payment of operations in those jurisdictions.

(b)	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates, will affect the Company’s income or the value of its holding of financial instruments.

i.	Foreign exchange risk

The Company operates internationally and is exposed to foreign exchange risk from various currencies, primarily the Canadian dollar, Euro, British pound, Indonesian rupiah, Czech Republic koruna, and Australian dollar. Foreign exchange risk arises from sales and purchase transactions as well as recognized financial assets and liabilities that are denominated in a currency other than the United States dollar, which is the functional currency of the Company and most its subsidiaries.

The Company’s primary objective in managing its foreign exchange risk is to preserve sales values and cash flows and reduce variations in performance. The fair value of the foreign currency forward contract was $Nil, and was determined based on Level 2 inputs, which included period-end mid-market quotations for each underlying contract. The quotations are based on bid/ask quotations and represent the discounted future settlement amounts based on current market rates. The notional principal of the foreign exchange contract was $3,000 as at December 31, 2024.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 31

The balances in foreign currencies at December 31, 2024, are as follows:

(in USD)	Australian Dollar	Canadian Dollar	Euro	British Pound	Indonesian Rupiah	Czech Republic Koruna

Cash	$-	$43	$26	$-	$41	$20
Trade receivables	4	23	86	100	2,834	113
Accounts payable and
accrued liabilities	(4)	(548)	(26)	(37)	(200)	(332)
Project financing	-	(167)	-	-	-	-
Government loans	-	(129)	-	-	-	-
Bank loan	-	-	-	-	-	(32)

	$-	$(778)	$86	$63	$2,675	$(231)

The balances in foreign currencies at December 31, 2023, are as follows:

(in USD)	Australian Dollar	Canadian Dollar	Euro	British Pound	Indonesian Rupiah	Czech Republic Koruna

Cash	$-	$555	$42	$-	$4	$31
Trade receivables	10	10	59	25	23	20
Accounts payable and
accrued liabilities	(4)	(780)	(33)	(48)	(206)	(273)
Project financing	-	(182)	-	-	-	-
Government loans	-	(244)	-	-	-	-
Bank loan	-	-	-	-	-	(71)

	$6	$(641)	$68	$(23)	$(179)	$(293)

Based on the net exposures at December 31, 2024 and 2023, and if all other variables remain constant, a 10% depreciation or appreciation of the United States dollar against the following currencies would result in an increase / (decrease) in net earnings by the amounts shown below:

December 31, 2024
	Australian Dollar	Canadian Dollar	Euro	British Pound	Indonesian Rupiah	Czech Republic Koruna

United States dollar:
Depreciates 10%	$-	$78	$(9)	$(6)	$(268)	$23
Appreciates 10%	-	(78)	9	6	268	(23)

December 31, 2023
	Australian Dollar	Canadian Dollar	Euro	British Pound	Indonesian Rupiah	Czech Republic Koruna

United States dollar:
Depreciates 10%	$(1)	$64	$(7)	$2	$18	$(29)
Appreciates 10%	1	(64)	7	(2)	(18)	29

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 32

ii.	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

Financial assets and financial liabilities with variable interest rates expose the Company to cash flow interest rate risk. The Company does not have any debt instruments outstanding with variable interest rates at December 31, 2024, or December 31, 2023.

Financial liabilities that bear interest at fixed rates are subject to fair value interest rate risk. No currency hedging relationships have been established for the related monthly interest and principal payments.

The Company manages its interest rate risk by minimizing financing costs on its borrowings and maximizing interest income earned on excess funds while maintaining the liquidity necessary to conduct operations on a day-to-day basis.

(c)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its obligations as they become due. The Company’s approach to managing capital is to ensure, as far as possible, that it will have sufficient liquidity to meets its obligations.

The Company manages its liquidity risk by evaluating working capital availability and forecasting cash flows from operations and anticipated investing and financing activities. At December 31, 2024, the Company has a cash balance of $445 (December 31, 2023 – $677) and working capital (current assets less current liabilities) of negative $485 (December 31, 2023 – negative $6,114). The Company’s liquidity is dependent on management’s ability to successfully secure sales with upfront payments, and / or obtain additional financing.

The following are the contractual maturities of the undiscounted cash flows of financial liabilities as of December 31, 2024:

	Payment due:
	In less than 3 months	Between 3 months and 6 months	Between 6 months and 1 year	Between 1 year and 2 years	Between 2 years and 26 years
Accounts payable and accrued liabilities	$4,409	$217	$200	$-	$-
Project financing	-	-	-	167	-
Government loans	31	31	70	8	207
Bank loan	9	9	16	-	-
Loan payable	31	31	62	124	66
Lease obligations	93	96	145	128	53
	$4,573	$384	$493	$427	$326

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 33

The following are the contractual maturities of the undiscounted cash flows of financial liabilities as of December 31, 2023:

	Payment due:
	In less than 3 months	Between 3 months and 6 months	Between 6 months and 1 year	Between 1 year and 2 years	Between 2 years and 28 years
Accounts payable and accrued liabilities	$4,198	$-	$190	$-	$-
Project financing	-	-	-	182	-
Government loans	33	33	67	132	216
Bank loan	11	11	23	42	-
Lease obligations	91	88	108	161	50

	$4,333	$132	$388	$517	$266

(d)	Capital risk

The Company’s objectives when managing its capital risk is to safeguard its assets, while at the same time maintaining investor, creditor, and market confidence, and to sustain future development of the business and ultimately protect shareholder value. The Company manages its risks and exposures by implementing the strategies below.

The Company includes shareholders’ deficiency, long-term bank loan, long-term portion of project financing, long-term government loans, and long-term portion of lease obligations in the definition of capital. Total capital at December 31, 2024, was positive $4,159 (December 31, 2023 – negative $2,878). To maintain or adjust the capital structure, the Company may issue new shares, issue new debt with different characteristics, acquire or dispose of assets, or adjust the amount of cash balances held.

The Company has established a budgeting and planning process with a focus on cash, working capital, and operational expenditures and continuously assesses its capital structure considering current economic conditions and changes in the Company’s short-term and long-term plans. Neither the Company nor any of its subsidiaries are subject to externally imposed capital requirements.

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 34

19.	Fair values:

Set out below is a comparison by class of the carrying amounts and fair value of the Company’s financial instruments that are carried in the consolidated statement of financial position:

	December 31, 2024		December 31, 2023
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets
Cash	$445	$445	$677	$677
Amounts receivable	3,367	3,367	312	312
Unbilled revenue	2,640	2,640	-	-
Investments	776	776	849	849
	$7,228	$7,228	$1,838	$1,838

Financial liabilities
Accounts payable and accrued liabilities	4,826	4,826	4,388	4,388
Project financing	167	-	182	182
Bank loan	32	33	71	71
Government loans	273	186	391	391
Loan payable	269	275	-	-
	$5,567	$5,320	$5,032	$5,032

The fair values of the financial assets and liabilities are determined at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The following methods and assumptions were used to estimate the fair values:

●	Cash, amounts receivable, accounts payable and accrued liabilities and provisions approximate their carrying amounts largely due to the short-term maturities of these instruments.

●	The fair value of the project financing, bank loan, government loans, and loan payable were calculated based on the present value of expected payments, discounted using a risk-adjusted discount rate.

20.	Key management personnel and director compensation:

The Company’s compensation program specifically provides for total compensation for executive officers, which is a combination of base salary, performance-based incentives and benefit programs that reflect aggregated competitive pay considering business achievement, fulfillment of individual objectives and overall job performance. Executive officers participate in the Company’s omnibus plan (Note 14(f)).

The compensation of non-employee directors consists of a cash component and a share component. Directors participate in the Company’s omnibus plan (Note 14(f)).

Intermap Technologies corporation

Notes to Consolidated Financial Statements

(In thousands of United States dollars, except per share information)

For the years ended December 31, 2024 and 2023	Page 35

The following summarizes key management personnel and directors’ compensation for the years ended December 31, 2024 and 2023:

Year ended December 31,	2024	2023 adjusted

Compensation and benefits	$1,203	$1,405
Share-based compensation	152	197
	$1,355	$1,602

Comparative figures for compensation and benefits for the year ended December 31, 2023, in the table, have been adjusted by $228 to $1,405 (from the previously presented amount of $1,177). The adjustment was due to deferred salary payments that were appropriately expensed and accrued for in accounts payable and accrued liabilities in 2023 but omitted from the amount disclosed in this note disclosure. The correction of this note disclosure did not affect the Company’s consolidated operating expenses or consolidated loss.

The following summarizes key management personnel and directors share ownership of the Company as of December 31, 2024, and 2023:

December 31,	2024	2023

Number of Class A Common shares held	6,666,507	6,496,696
Percentage of total Class A Common shares issued	12.43%	15.64%

21.	Subsequent event:

In February 2025, the Company closed a “bought deal” Listed Issuer Financing Exemption offering and concurrent private placement issuing a total of 5,304,225 Class A common shares at a price of C$2.25 for aggregate gross proceeds of C$11,935.